Exhibit (d)(6)
HIGHLAND CAPITAL MANAGEMENT, L.P.
13455 Noel Road, Suite 800
Dallas, TX 75240
March 30, 2010
Highland Funds I
13455 Noel Road, Suite 800
Dallas, TX 75240
     Re: Fee Waivers and Expense Reimbursements
Dear Ladies and Gentlemen:
     This is to inform you that we hereby agree, until March 30, 2011, to waive our advisory and/or administration fees we are entitled to receive under the Investment Advisory Agreement (the “Investment Advisory Agreement”) with the Trust of behalf of Highland All Cap Equity Value Fund (the “Fund”) and Administration Services Agreement with the Trust of behalf of the Fund (the “Administration Services Agreement”) and reimburse you for all of the expenses (excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, organizational expenses, other extraordinary expenses not incurred in the ordinary course of the Fund’s business and amounts, if any, payable pursuant to the Fund’s plan adopted in accordance with Rule 12b-1 under the 1940 Act), with respect to Class I shares of Highland All Cap Equity Value Fund to the extent that Class I’s total annual fund operating expenses exceed 0.85% of the “Average Daily Managed Assets” of Class I shares (as such term is defined in the Investment Advisory Agreement) determined after taking into account any other expense limitations or fee waivers, including without limitation any reduction of management fees.
     Expenses incurred by the Fund indirectly through investment in other pooled investment vehicles are not considered for purposes of determining any management fee reduction.
     In addition, if, pursuant to the terms of the foregoing undertakings, we reduce the compensation we are entitled to receive under the Investment Advisory Agreement and/or Administration Services Agreement or reimburse the Fund for other Fund-level (and not Class-specific) expenses incurred by the Fund with respect to Class I shares of the Fund for any period, we hereby agree, until July 1, 2011, to reduce the compensation we are entitled to receive under the Investment Advisory Agreement and/or Administration Services Agreement, and reimburse the Fund for other Fund-level (and not Class-specific) expenses incurred by the Fund, with respect to all other Classes of shares of the Fund to the extent necessary so that each Class of shares bears the same level of management fees and administration fees and benefits from the same level of reimbursement with respect to Fund-level expenses (and not Class-specific expenses) (as expressed in basis points) as every other Class of shares during the period.

Sincerely,

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:	STRAND ADVISORS, INC., its general partner

By:
Name:
Title: